                                                                   Exhibit 10.11


            SUPPLY AND DISTRIBUTION AGREEMENT: INVESTIGATIONAL PHASE

THIS AGREEMENT (the "AGREEMENT") is entered into by and between OMRIX BIOPHARMACEUTICALS, LTD., an Israeli company (hereinafter, "OMRIX"), and FFF ENTERPRISES, INC., a United States ("US") corporation organized and existing under the laws of California (hereinafter, "FFF") together with Omrix, the "PARTIES" and each individually a "PARTY," as of December 21, 2005 (the "EFFECTIVE DATE").

WHEREAS:

A.   Omrix manufactures Omrigam NF, a proprietary immune globulin intravenous
     (IGIV), which has not been cleared by the United States (US) Food and Drug Administration (FDA) for marketing in the US;

B.   Omrix wishes to obtain FDA approval of a Biologics License Application
     (BLA) to market Omrigam NF in the US;

C. Omrix is the sponsor of an active Investigational New Drug Application (hereinafter "OMRIX IND") to use Omrigam NF in clinical trials of patients with primary immune deficiency (hereinafter "CLINICAL TRIALS");

D. FFF is a wholesale distributor of pharmaceutical products, including IGIV products, in the US and wishes to be the exclusive distributor of Omrigam NF in the US;

E. FFF wishes to take over sponsorship of the amended Omrix IND (referred to as the FFF IND);

F. FFF also wishes to be responsible for conducting the Clinical Trials and Omrix will use the data collected in the Clinical Trials to prepare a Biologics License Application ("BLA") to submit to the FDA under Omrix's name to market Omrigam NF commercially in the US;

G. FFF wishes to distribute Omrigam NF in the US under a TREATMENT PROTOCOL, as defined below, until the BLA is approved by the FDA;

H. FFF will conduct both the Clinical Trials and the Treatment Protocol under the FFF IND ;

I. Omrix wishes to supply Omrigam NF exclusively to FFF for use in the Clinical Trials and under a Treatment Protocol (collectively the "INVESTIGATIONAL PHASE");

J. Omrix wishes to designate FFF as its exclusive authorized distributor to market Omrigam NF in the US subsequent to FDA approval of the BLA for Omrigam NF (the "COMMERCIAL PHASE," as defined in section 1.5, below); and

K. Simultaneous execution of the agreement between the Parties for the Commercial Phase, SUPPLY AND DISTRIBUTION AGREEMENT: COMMERCIAL PHASE, attached hereto as Exhibit A) is a concurrent condition to the complete execution of this Agreement:

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, effective upon the Effective Date, the Parties agree as follows:

1.   DEFINITIONS

As used in this Agreement the following definitions shall apply in each case where the defined term appears in capitalized form:

     1.1. "BLA" - means a Biologics License Application, as defined in 21 CFR
          Section 601.2.

FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL      Page 1 of 27


PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     1.2. "CFR" - means the U.S. Code of Federal Regulations, as may be amended from time to time, and any successor thereto.

     1.3. "CGMP" - means current Good Manufacturing Practices and General Biological Products Standards as defined in 21 CFR Parts 210, 211 and 600 and 606.

     1.4. "CLINICAL TRIALS" - means the Phase 2 and the Phase 3 Clinical Trials, as defined below.

     1.5. "COMMERCIAL PHASE" - means the phase of a relationship between the Parties after FDA approval of a Biologics License Application has been obtained and Omrigam NF may be marketed in the U.S. The agreement between the Parties for FFF to be the exclusive distributor of Omrigam NF for the Commercial Phase is attached hereto as Exhibit A (SUPPLY AND DISTRIBUTION AGREEMENT: COMMERCIAL PHASE).

     1.6. "DATA" - means data collected in the Clinical Trials.

     1.7. "DCI" - means DCI Management Group, LLC.

     1.8. "DCI CONTRACT" - means the Plasma Supply Agreement between Omrix and DCI Management Group, LLC, attached hereto as Exhibit B, execution of which is a condition precedent to this Agreement.

     1.9. "FDA" - means the US Food and Drug Administration.

     1.10. "FFF IND" -- means the Investigational New Drug Application approved by the FDA and held by FFF for Omrigam NF. This is the amended version of the Omrix IND

     1.11. "IGIV" - means immune globulin intravenous.

     1.12. "IND" - means an Investigational New Drug Application, as described in 21 CFR Part 312.

     1.13. "INSTITUTIONAL REVIEW BOARD" (IRB) - means the committee responsible for reviewing and approving biomedical research involving human subjects, as described in 21 CFR 50.3(i).

     1.14. "INVESTIGATIONAL DRUG" - means cGMP quality Omrigam NF prior to approval by the FDA of a Biologics License Application.

     1.15. "INVESTIGATIONAL PHASE" - means the phase of the relationship between the Parties described in this Agreement, which covers exclusive use by FFF and its agents of Omrigam NF in Clinical Trials and exclusive distribution by FFF of Omrigam NF under a Treatment Protocol, providing a Treatment Protocol is approved by the FDA.

     1.16. "INVESTIGATOR" - means an individual who actually conducts a clinical investigation (i.e., under whose immediate direction the drug is administered or dispensed to a subject), as defined in 21 CFR Section
          312.3. In a team of investigators, the Investigator is the leader of the team. A licensed practitioner who receives and dispenses the Investigational Drug under a Treatment Protocol is an Investigator, in accordance with 21 CFR Section 312.35(a)(3).

     1.17. "MANUFACTURING SPECIFICATIONS" - means the specifications in the Omrix IND, as amended from time to time, for compliance with cGMP standards and specifications for the chemistry, manufacturing and quality control, labeling, packaging and shipping of the Investigational Drug.

     1.18. "OMRIX IND" - means the Investigational New Drug Application submitted to the FDA by Omrix in 2001 and held by Omrix for Omrigam NF, until amended in December 2005 -- the amended IND is the FFF IND.


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL      Page 2 of 27

     1.19. "OMRIGAM NF" - means Omrix's proprietary polyvalent IGIV.

     1.20. "OMRIX TECHNOLOGY" - means all the technical information, whether tangible or intangible, including (without limitation) any and all data, techniques, discoveries, inventions, processes, formulations, know-how, patents (including any divisional, continuation, extension, reissue, reexamination certificate, or renewal patents), patent applications, inventor certificates, trade secrets, method of production and other proprietary information, that Omrix has rights to (as either owner, licensee or sublicense), or may hereafter obtain rights to, relating to Omrigam NF.

     1.21. "PHASE 2 CLINICAL TRIAL" - means a Phase 2 clinical trial conducted by FFF or its agents in which the safety and efficacy of the Investigational Drug are evaluated in up to five (5) human patients with primary immune deficiency for the purpose of obtaining approval from the FDA of a Biologics License Application and a Treatment Protocol.

     1.22. "PHASE 3 CLINICAL TRIAL" - means a Phase 3 clinical trial conducted by FFF or its agents in which the safety and efficacy of the Investigational Drug are evaluated in up to fifty (50) human patients with primary immune deficiency for the purpose of obtaining approval from the FDA of a Biologics License Application and a Treatment Protocol.

     1.23. "REGULATORY FILINGS" - means any document required under the US Federal Food, Drug and Cosmetics Act and associated regulations in Title 21 of the CFR.

     1.24. "SPONSOR" - means the same as in 21 CFR Section 312.3 and refers to the entity that holds the IND for the investigational drug. The Sponsor is responsible for compliance with all sponsor responsibilities set forth in 21 CFR Part 312. FFF is the Sponsor of the FFF IND, as defined in Section 1.10, above.

     1.25. "TAXES" - means all taxes associated with the distribution, sale and delivery of Omrigam NF, including but not limited to sales, use, excise, withholding, value-added and similar taxes and all customs, duties or other governmental impositions, but excluding taxes calculated on Omrix's net income.

     1.26. "TREATMENT PROTOCOL" - under this Agreement means a treatment protocol ("TREATMENT PROTOCOL"), as described in 21 CFR Section 312.35(a), that will be submitted by FFF under the FFF IND to use the Investigational Drug to treat US patients with primary immune deficiency and other immune diseases who are not enrolled as subjects in the Clinical Trials. The FDA may approve a Treatment Protocol as early as during a Phase 2 clinical trial (21 CFR Section 312.34(a)). Under a Treatment Protocol, the Investigational Drug may be distributed to a specified group of physicians, who function as Investigators, and who may provide the Investigational Drug to patients in accordance with applicable informed consent (21 CFR Part
          50) and Institutional Review Board (21 CFR Part 56) requirements. In contrast to use in the Clinical Trials, the Parties may charge for the use of the Investigational Drug under a Treatment Protocol under conditions specified in 21 CFR Section 312.7(d)(2).

     1.27. "TREATMENT PROTOCOL CHARGE PRICE" - means the price authorizedby the FDA under 21 CFR Section 312.7(d)(2) to charge patients or their insurance for the Investigational Drug provided to patients under the Treatment Protocol.

     1.28. "TREATMENT PROTOCOL PURCHASE PRICE" - means the price FFF shall pay Omrix for the Investigational Drug that will be provided to patients under the Treatment Protocol.

2.   INVESTIGATIONAL DRUG

     2.1. Omrigam NF. The Investigational Drug under this Agreement is Omrigam NF, which may be used in the US only in the Clinical Trials and under a Treatment Protocol, prior to approval by


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL      Page 3 of 27
          the FDA of a Biologics License Application. Omrix is and remains under this Agreement the exclusive owner of Omrigam NF.

     2.2. Regulatory Status. The Investigational Drug is a biologic for which a BLA has not yet been submitted to the FDA to obtain approval to market the product in the US. FFF will be the sponsor of an amended IND for the Investigational Drug (i.e., the FFF IND). The Parties' intent under this Agreement is for FFF to use data collected in the Clinical Trials to prepare a BLA that Omrix will submit to the FDA for approval to market Omrigam NF in the US in the Commercial Phase, as defined in section 1.5, above, and in accordance with section 3, below.

     2.3. Quality Standards and Rejections.

          a. Quality Standards. Omrix shall be responsible for supplying all Investigational Drug used under this Agreement in compliance with cGMP standards, the specifications in the Omrix IND for the chemistry, manufacturing and quality control and all applicable FDA requirements set forth in 21 CFR Part 312 for labeling, packaging and shipping of investigational drugs (hereafter collectively "MANUFACTURING SPECIFICATIONS").

          b. Change in Manufacturing Specifications. Omrix will advise FFF in writing of any proposed modifications to the Manufacturing Specifications prior to implementation. Omrix will only implement the modified Manufacturing Specifications after submitting to the FDA (through FFF) an information amendment to supplement the IND, if necessary under 21 CFR 312.23.

          c. Rejections. FFF shall have the right to return to Omrix any Investigational Drug FFF that upon receipt from Omrix does not comply with Omrix's Manufacturing Specifications. FFF shall have ten (10) calendar days ("Inspection Period") from receipt of a shipment to perform a visual inspection for damage to the packaging or immediate container and to reject any damaged Investigational Drug in the shipment. FFF must send a written rejection notice to Omrix within the ten (10) day Inspection Period and must detail the basis for the rejection. FFF shall return any damaged units of Investigational Drug to Omrix. Omrix shall replace any rejected and returned damaged units of Investigational Drug without cost to FFF providing that the damage was not sustained after receipt of the Investigational Drug by FFF. If FFF does not deliver written notice to Omrix within the applicable Inspection Period of receipt of a shipment that FFF rejects such shipment because of non-compliance, FFF will be deemed to have accepted the shipment. If after an inquiry by Omrix it will be determined that any rejection was made in error, FFF will bear all costs associated with making such determination and will immediately pay Omrix the above cost together with any unpaid sum relating to the alleged non-complying Investigational Drug, and any other cost incurred by Omrix in connection with the alleged non-compliance.

     2.4. Investigational Use. The Investigational Drug may be used under this Agreement in the US only in the Clinical Trials and under a Treatment Protocol, in compliance with all applicable FDA regulations and approvals and in accordance with this Agreement.

     2.5. Supply and Purchase Commitments.

          a. Omrix shall supply all Investigational Drug necessary for timely completion of the Clinical Trials and as needed to meet demand under the Treatment Protocol, subject to the supply of recovered plasma volume provided to Omrix under the DCI Contract.

          b. Omrix agrees to sell to FFF and FFF shall purchase all Investigational Drug produced by Omrix from recovered plasma purchased pursuant to the DCI Contract provided, however, that under no circumstances shall FFF be responsible for purchasing more than *** of the Investigational Drug in any calendar year unless Omrix has obtained prior written approval of FFF to purchase such additional


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL      Page 4 of 27
               amounts. Notwithstanding the foregoing, during any partial calendar year under this Agreement, the number of grams of Investigational Drug which FFF shall be required to purchase shall be a pro rata amount based on the actual number of days during such calendar year in which this Agreement is in force and during which the Treatment Protocol is approved and effective.

          c. Omrix shall assure that the Investigational Drug is shipped with the statement, "Caution: New Drug - Limited by United States law to investigational use," on the package label as required by 21 CFR Section 312.6.

     2.6. Exclusive Distributor. FFF shall be the exclusive distributor of the Investigational Drug in the US.

     2.7. Handling Specifications. FFF shall be responsible for assuring that the Investigational Drug is handled by FFF, Investigators, and FFF's agents and subcontractors according to Omrix's specifications set forth in the FFF IND for the handling, storage, use, transport and general possession of Omrigam NF ("HANDLING SPECIFICATIONS"). FFF shall be responsible for maintaining accurate and current records regarding handling, storage and transport of the Investigational Drug for review by Omrix and the FDA or other regulatory agencies.

     2.8. Unused Investigational Drug. All unused quantities of Investigational Drug that have been provided to FFF under this Agreement for use in the Clinical Trials shall be destroyed by FFF, or, at Omrix's option, returned to Omrix, at Omrix's cost, upon any of the following events:
          i) the conclusion or termination of the Clinical Trials; ii) the IND or Treatment Protocol is placed on clinical hold by the FDA under 21 CFR Section 312.34(d) and Section 312.42 for in excess of six (6) months unless otherwise agreed by the Parties; iii) upon approval of a BLA for Omrigam NF; or iv) upon termination of this Agreement. FFF shall be responsible for assuring that Investigators return all unused Investigational Drug to FFF for destruction or return to Omrix, as applicable.

     2.9. DCI Contract. The Parties recognize that Omrix has entered into a 5-year supply agreement with DCI (the "DCI Contract") that is necessary for Omrix to provide Investigational Drug to FFF for use under this Agreement. If this Agreement is terminated under Sections 15.2.b, 15.2.c, 15.3.a, 15.3.c or 15.3.d, then the Parties agree to share equally any loss incurred or profit realized by Omrix under the DCI Contract, provided, however, that FFF shall not be responsible for any loss based on DCI providing Omrix with more than *** liters of recovered plasma per calendar year unless Omrix has obtained FFF's prior written agreement that FFF will bear responsibility for such loss. If this Agreement is so terminated as set forth in the previous sentence, Omrix will make commercially reasonable efforts to resell such plasma and FFF agrees to be responsible to Omrix for an amount equal to *** of the difference, if any, that the price Omrix pays for such plasma is greater than the price that Omrix receives upon a resale of such plasma *** and Omrix agrees to pay FFF an amount equal to *** of the difference, if any, that the price Omrix pays for such plasma is less than the price that Omrix receives upon a resale of such plasma ***. Accordingly, FFF shall pay to Omrix fifty percent (50%) of the amount due by Omrix under the DCI Contract at least five
          (5) business days prior to the date that Omrix is due to pay such amounts to DCI, and Omrix shall reimburse FFF such amount, less the *** (or plus ***),if any, upon receipt of payment by a third party for the plasma. For the purposes of this Section 2.9, the amount that Omrix receives upon a resale shall be calculated net of all taxes, shipping and other associated out of pocket expenses incurred by Omrix in the resale of the plasma. Alternatively, if Omrix assigns the DCI Contract, or agrees with DCI on a termination fee, or enters into any other arrangement for disposal of the DCI Contract, then FFF agrees to reimburse Omrix for *** of any cost or loss incurred by Omrix resulting from entering into any such arrangement, provided that such arrangement has been approved by FFF in advance and Omrix agrees to pay FFF *** of any profit realized by Omrix resultin from entering into any such arrangement. In addition, if this Agreement is terminated by Omrix under Section 15.2.a or 15.2.d, or by FFF under
          Section 15.3.e, FFF shall


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL      Page 5 of 27
          be responsible for all amounts committed by Omrix in connection with the DCI Contract; provided, however, that if Omrix requires FFF to bear such costs in connection with such contract, FFF will have the option to have the DCI Contract assigned to FFF, subject to the approval of DCI, and Omrix shall have no obligations or liability after such assignment. This Section 2.9 shall survive termination of this Agreement. If Omrix enters into any other long term supply agreements for recovered plasma during the Term, which are approved by FFF in writing, then each party's responsibilities under such agreements will be treated in the same manner as described in this Section regarding the DCI Contract.

     2.10. Payments to Fund Expansion. FFF shall pay to Omrix non-refundable payments aggregating to ***, which Omrix will apply to expansion of Omrix's capacity to manufacture Omrigam NF. Notwithstanding the foregoing, Omrix will refund this amount to FFF only if the Agreement is terminated under Section 15.2.b or 15.3.e (as regards the Treatment Protocol Charge Price), to the extent such amount has not been expended on such expansion. These payments will be made in six (6) equal monthly installments of *** each. In the event the FDA approves the use of the Investigational Drug in the Treatment Protocol for the primary immune deficiency, ITP, CLL. BMT, pediatric HIV and Kawasaki's Disease disease states, the first payment will commence ninety (90) days after the Treatment Protocol is approved by the FDA. In the event the FDA approves the use of the Investigational Drug in the Treatment Protocol for the foregoing six (6) disease states and also for the CIDP, GBS and Myasthenia Gravis neurological disorders, then the first payment will instead commence thirty (30) days after the Treatment Protocol is approved by the FDA.

3.   COMMERCIAL PHASE

     3.1. Post-FDA Approval. The Commercial Phase means the phase of the relationship between the Parties after FDA approval of a Biologics License Application has been obtained and Omrigam NF may be marketed in the US.

     3.2. Exclusive Distributor. The terms and conditions between the Parties for the Commercial Phase are set forth in the agreement, SUPPLY AND DISTRIBUTION AGREEMENT: COMMERCIAL PHASE ("COMMERCIAL PHASE AGREEMENT"), attached hereto as Exhibit A. Under the Commercial Phase Agreement, FFF shall be the exclusive distributor of Omrigam NF in the US.

     3.3. Commercial Phase Agreement. Execution of the Commercial Phase Agreement is a concurrent condition of execution of this Agreement.

4.   CLINICAL TRIALS

     4.1. General Responsibilities.

          a. FFF. FFF will be the sponsor of the Clinical Trials under the FFF IND, as defined in section 1.10, above. FFF shall be responsible, at its own cost, for conducting the Clinical Trials through a qualified Contract Research Organization (CRO). FFF will be the exclusive contact with the FDA on all matters related to the FFF IND, the Clinical Trials and the Treatment Protocol. FFF shall use its best reasonable efforts to conduct the Clinical Trials in a timely manner and in accordance with this Agreement, the approved protocol for the individual Clinical Trial and all applicable federal, state and local regulatory requirements. FFF shall keep Omrix informed in a timely manner of all regulatory issues, the conduct of the Clinical Trials and use of the Investigational Drug under the Treatment Protocol and will obtain Omrix's approval prior to all regulatory decisions.

          b. Omrix. Omrix shall use its best reasonable efforts to work collaboratively and in a timely manner with FFF in meeting all regulatory requirements related to the FFF IND, including


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL      Page 6 of 27
               without limitation providing information requested by FFF for use in correspondence with the FDA related to the Clinical Trials.

     4.2. FFF Responsibilities.

          a. Sponsor's Obligations. FFF shall be responsible for assuring that all Sponsor obligations under 21 CFR Part 312 are met either by FFF or as delegated by FFF to the CRO.

          b. Contract Research Organization. FFF shall be responsible for selecting and hiring a CRO to conduct the Clinical Trials, within thirty (30) days of notice from the FDA of approval of the FFF IND. FFF shall be responsible for overseeing and paying the CRO to conduct the Clinical Trials.

          c. Clinical Trials. FFF shall contract with the CRO to conduct the following Clinical Trials:

               1. Phase 2 Clinical Trial. Immediately upon hiring the CRO and obtaining all necessary regulatory approvals from the FDA and the IRB, the CRO shall initiate a Phase 2 Clinical Trial with qualified Investigators in which the safety and efficacy of the Investigational Drug will be evaluated in five (5) or fewer patients with primary immune deficiency. FFF and Omrix shall work closely with the CRO in preparing detailed protocols for the Phase 2 Clinical Trial as needed to obtain FDA clearance.

               2. Phase 3 Clinical Trial. Upon conclusion of the Phase 2 Clinical Trial and obtaining all necessary regulatory approvals from the FDA and the IRB, the CRO shall initiate a Phase 3 Clinical Trial with qualified Investigators in which the safety and efficacy of the Investigational Drug will be evaluated in fifty (50) or fewer patients with primary immune deficiency. FFF and Omrix shall work closely with the CRO in preparing detailed protocols for the Phase 3 Clinical Trial as needed to obtain FDA clearance.

          d. Protection of Human Subjects. FFF shall be responsible for assuring that the Clinical Trials are conducted in compliance with all applicable FDA regulations protecting human subjects as set forth in 21 CFR Parts 50 and 56. FFF shall assure that no subject will receive the Investigational Drug until the Investigator's IRB has obtained IRB approval of the Clinical Trial protocol and informed consent form, the subject has been fully informed of the risks and benefits of participating in the Clinical Trial and the subject has signed the approved informed consent form.

          e. Regulatory Compliance. FFF shall be responsible for assuring that the Clinical Trials are conducted in compliance with all applicable FDA regulations, including without limitation the following:

               1. Compliance with Good Clinical Practices ("GCPS"), prudent research practices and the IRB-approved protocol for the individual Clinical Trial.

               2. Compliance with the Health Insurance Portability and Accountability Act of 1996, as codified at 42 USC Section 1320d ("HIPAA") and its implementing regulations, including without limitation 45 CFR Parts 160 and 164 ("the Privacy Regulations") and 45 CFR Parts 142 (the "Security Regulations"), collectively the "HIPAA REQUIREMENTS." FFF shall assure compliance with applicable HIPAA Requirements for obtaining and disclosing protected health information ("PHI"), as that term is defined in 45 CFR Section 164.501, in the Clinical Trials.

               3. The CRO shall not retain, employ or involve any person in conducting the Clinical Trials if such person is (i) debarred by the FDA under 21 USC 335a; (ii) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to 21 CFR.


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL      Page 7 of 27

                    Section 312.70; or (iii) has been excluded from participation in any federal health care program pursuant to Title XI of the Social Security Act.

               4. FFF shall be responsible for obtaining from all Investigators information regarding financial interests as necessary for Omrix to comply with any disclosure requirements to the FDA under 21 CFR Part 54.

          f. Investigator's Brochure. FFF shall be responsible for assuring that all Investigators receive a copy of the Investigator's Brochure as required under 21 CFR Section 312.55(a).

          g. Safety Information. FFF shall be responsible for assuring that safety information regarding life-threatening, serious and/or unexpected adverse drug experiences is collected during the Clinical Trials as required under 21 CFR Section 312.32 and in accordance with FDA guidance published November 30, 2005. FFF shall promptly provide to Omrix written reports of any and all such adverse drug experiences for Omrix's review and evaluation. FFF shall notify Omrix immediately by telephone of any unexpected or life-threatening adverse event associated with use of the Investigational Drug. FFF shall be responsible for investigating all safety information it receives and following-up as appropriate under 21 CFR Section 312.32(d). FFF shall be responsible for preparing and submitting written IND safety reports as required under 21 CFR Section 312.32(c) on all serious and unexpected adverse drug experiences to the FDA as soon as possible but not later than fifteen (15) calendar days of receiving notice of such experiences. FFF shall be responsible for notifying the FDA of any unexpected fatal or life-threatening drug experience by telephone or facsimile as soon as possible but not later than seven (7) calendar days of receiving information about such experiences.

          h. Distribution and Disposition Investigational Drug. FFF shall be responsible for assuring that the Investigational Drug is distributed only to qualified Investigators for use in the Clinical Trials in accordance with the approved protocol. FFF shall assure that any and all unused quantities of the Investigational Drug dispensed to Investigators for use in the Clinical Trials are returned by Investigators to FFF and disposed of by FFF in accordance with section 2.8, above. FFF shall maintain complete, accurate and current records of the disposition of all Investigational Drug as required under 21 CFR
               Section 312.59 and provide such records to Omrix at the conclusion of the Clinical Trials.

          i. IND Information. FFF shall provide to Omrix the complete FFF IND and copies of any amendments to the IND at least twenty-four (24) hours prior to submission to the FDA.

          j. Maintain FFF IND. FFF shall be responsible for complying with all regulatory requirements necessary to maintain the FFF IND and providing the FDA with any supplemental information to amend the IND as required under 21 CFR Section 312.31.

          k. Reports and Records. FFF shall be primarily responsible for preparing all FDA required reports and records in consultation with Omrix. FFF shall submit all required reports to the FDA. FFF shall maintain all FDA required records for two (2) years after approval of the BLA as required under 21 CFR Section 312.57(c) or two (2) years after termination of this Agreement, whichever occurs earlier.

     4.3. Omrix Responsibilities.

          a. Supply Investigational Drug. Omrix shall supply to FFF all Investigational Drug necessary for the Clinical Trials at its expense and free of charge, subject to volumes of recovered plasma provided to Omrix under the DCI Contract. Omrix shall provide the Investigational Drug in compliance with all applicable FDA requirements for labeling, packaging and shipping of investigational drugs set forth in 21 CFR Part 312. Such packaging shall include all materials needed to infuse the Investigational Drug or placebo.


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL      Page 8 of 27

          b. Maintenance of FFF IND. Omrix shall cooperate with FFF in complying with all regulatory requirements necessary to maintain the FFF IND as far as such requirements relate to the manufacturing, labeling and shipping of the Investigational Drug and providing FFF with any supplemental information needed to amend the IND as required under 21 CFR Section 312.31.

          c. Records. FFF and Omrix shall maintain adequate records of shipments of Investigational Drug, as required under 21 CFR
               Section 312.57(a) including the recipient, date, quantity, and batch or code mark of each shipment.

          d. Safety Information. Omrix shall review and evaluate all safety information received from FFF and provide timely feedback to FFF to allow FFF to comply with its safety reporting obligations as described in section 4.2.g, above. Omrix shall cooperate with FFF in investigating all serious adverse events associated with use of the Investigational Drug, as required under 21 CFR Section 312.32(d).

          e. Reports. Omrix shall cooperate with FFF as needed to prepare all reports required by the FDA to assure timely submission of complete and accurate reports.

     4.4. Data. FFF shall own all data generated in the Clinical Trials. The Parties shall consult with each other in the interpretation of the data. FFF shall maintain the data as needed to prepare reports and maintain records required under 21 CFR Part 312 and Omrix will use the data to prepare the BLA. FFF shall provide Omrix with copies of all data generated in the Clinical Trials on a regular basis, and, in any case, no less frequently than quarterly. Upon termination of this Agreement, Omrix shall cease to use all data provided to Omrix by FFF pursuant to this section 4.4 unless FFF agrees otherwise in writing or until the transfer of the data from FFF to Omrix in accordance with section 15.4 of this Agreement.

5.   TREATMENT PROTOCOL

     5.1. FFF Responsibilities.

          a. Treatment Protocol. FFF shall be responsible for obtaining a Treatment Protocol, as defined in section 1.26, under the FFF IND and in accordance with the provisions of this section 5.1.

               1. Treatment Protocol. FFF shall prepare a treatment protocol ("Treatment Protocol") in consultation with and information provided by Omrix and in accordance with 21 CFR Section 312.35(a) to use the Investigational Drug to treat patients with primary immune deficiency who are not enrolled as subjects in the Clinical Trials. FFF has been engaged in discussions with the FDA regarding the Treatment Protocol and shall continue to be responsible for negotiating the terms of the Treatment Protocol with the FDA. FFF shall prepare the Treatment Protocol in time for FFF to submit it to the FDA immediately after initiation of the Phase 2 Clinical Trial with the goal of obtaining approval during or immediately after the conclusion of the Phase 2 Clinical Trial. FFF shall be the sponsor of the Treatment Protocol and shall submit the Treatment Protocol to the FDA under the FFF IND. In addition, FFF will provide Omrix with an electronic copy of the packaging material which will be used in the Treatment Protocol consistent with all FDA requirements.

               2. Approval of the Treatment Protocol. The Treatment Protocol shall be deemed approved thirty (30) days after the date the FDA receives the Treatment Protocol unless the FDA either:
                    (a) provides earlier notification that treatment use of the Investigational Drug may begin or (b) places the Treatment Protocol on clinical hold under 21 CFR Section 312.34(d). If no communication has been received from the FDA within forty
                    (40) days of submission of the Treatment Protocol, Omrix and FFF shall confirm with the FDA that treatment use of the Investigational Drug may begin.


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL      Page 9 of 27

          b. Contract Research Organization. FFF shall be responsible for selecting and hiring a CRO or equivalent within thirty (30) days of approval of the Treatment Protocol, as defined in Section 5.1.a.2, above, to implement the Treatment Protocol, including without limitation selecting qualified physicians as Investigators, obtaining approval as needed by local IRBs, assuring patients who receive the Investigational Drug have been fully informed of the risks and benefits and have signed an IRB approved informed consent form.

          c. Distribution and Disposition of Investigational Drug. FFF shall be the exclusive distributor of the Investigational Drug under the Treatment Protocol. FFF shall assure that the Investigational Drug is distributed in compliance with all applicable regulatory requirements set forth in 21 CFR Section 312.34 and Section
               312.35. FFF shall assure that any and all unused quantities of the Investigational Drug dispensed under the Treatment Protocol shall be returned by Investigators to FFF and disposed of by FFF in accordance with section 2.8, above. FFF shall be responsible for maintaining complete and accurate records of the disposition of the Investigational Drug as required under 21 CFR Section 312.59.

          d. Regulatory Compliance. FFF shall be responsible for assuring that the Investigational Drug is distributed in compliance with all applicable regulatory requirements generally related to INDs and specifically those related to Treatment Studies set forth in 21 CFR Section 312.34 and Section 312.35, including without limitation the following:

               1. Investigators. Licensed practitioners who receive the Investigational Drug under the Treatment Protocol are Investigators under 21 CFR Section 312.35(a)(3). Investigators who administer the Investigational Drug under the Treatment Protocol shall be referred to hereafter as "TREATMENT PROTOCOL INVESTIGATORS." FFF shall assure that all Treatment Protocol Investigators comply with all applicable requirements for "investigators" under 21 CFR
                    Part 312, sign FDA Form-1572 and provide information regarding financial interests in compliance with 21 CFR Part 54.

               2. Human Subject Protections. FFF shall be responsible for assuring that the Investigational Drug is administered by Investigators in compliance with all applicable requirements for informed consent under 21 CFR Part 50 and IRBs under 21 CFR Part 56.

               3. Safety Reports. FFF shall be responsible for assuring that safety information is collected from Investigators participating in the Treatment Protocol as required under 21 CFR 312.34 and shall promptly provide such information to Omrix. FFF shall treat safety information collected under the Treatment Protocol, as described in Section 4.2.g., above.

          e. Monitor Effects. FFF shall be responsible for assuring that information about the safety and effectiveness of the Investigational Drug is collected from the Treatment Protocol Investigators as required under 21 CFR Section 312.35(a)(1)(v).

          f. Reports and Records. FFF shall be primarily responsible for preparing reports of safety and effectiveness of the Investigational Drug used under the Treatment Protocol and providing such reports to Omrix in a timely manner. FFF shall maintain all records for two (2) years after approval of the BLA or two (2) years after termination of this Agreement, whichever occurs earlier.

     5.2. Omrix's Rights and Responsibilities.

          a. Treatment Protocol. Omrix shall provide to FFF in a timely manner any information in Omrix's possession about the Investigational Drug that is necessary for FFF to prepare the Treatment Protocol, including without limitation technical, pre-clinical, clinical, and


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 10 of 27
               information regarding the Manufacturing Specifications. Omrix shall provide FFF with feedback in a timely manner on drafts of the Treatment Protocol.

          b. Investigational Drug. Omrix shall provide to FFF all Investigational Drug needed for the Treatment Protocol in accordance with sections 2, above and 5.4, below.

          c. General Responsibilities. Omrix shall be responsible for meeting the obligations of Omrix set forth in Sections 4.3. (b)-(e), above as they relate to use of the Investigational Drug under the Treatment Protocol

     5.3. Data. FFF shall own all data regarding the effect of the Investigational Drug provided under the Treatment Protocol. The Parties shall consult with each other in the interpretation of the data. FFF shall keep copies of all data as needed to prepare reports and maintain records required under 21 CFR Part 312 and to prepare the BLA. FFF shall provide Omrix with copies of all data regarding the effect of the Investigational Drug under the Treatment Protocol on a regular basis, and, in any case, no less frequently than quarterly. Upon termination of this Agreement, Omrix shall cease to use all data provided to Omrix by FFF pursuant to this section 5.3 unless FFF agrees otherwise in writing or until the transfer of the data from FFF to Omrix in accordance with section 15.4 of this Agreement.

     5.4. Purchase of Investigational Drug.

          a. Purchase Price of Investigational Drug. FFF shall purchase the Investigational Drug from Omrix for distribution under the Treatment Protocol at the price specified in the Treatment Protocol Pricing Sheet, attached hereto as Exhibit C. This purchase price shall be referred to hereafter in this Agreement as the "TREATMENT PROTOCOL PURCHASE PRICE." The Treatment Protocol Purchase Price shall be *** per gram, and shall be subject to an upward price adjustment based on changes in the cost of plasma under the DCI Contract The price adjustment will be equal to *** of the change in the price under the DCI Contract. For example, if the price per liter for recovered plasma increases by *** per liter, then the corresponding increase in the Treatment Protocol Purchase Price will be *** per gram.

          b.   Charge Price of Investigational Drug.

               1. FDA Price Limitations. The Parties acknowledge that under 21 CFR Section 312.7(d)(2) FFF may charge patients or their insurance for use of the Investigational Drug used under the Treatment Protocol. However, the FDA limits the price that may be charged to reimbursement of costs related to the manufacture, research, development and handling of the Investigational Drug (21 CFR Section 312.7(d)(3)).

               2. Treatment Protocol Charge Price. FFF and Omrix shall collaboratively determine a price structure to charge patients or their insurance for the Investigational Drug provided under the Treatment Protocol that complies with 21 CFR Section 312.7(d)(3). This price shall be referred to hereafter in this Agreement as the "TREATMENT PROTOCOL CHARGE PRICE." The formulation of the Treatment Protocol Charge Price is provided in the TREATMENT PROTOCOL PRICING SHEET, attached hereto as Exhibit C. The Treatment Protocol Charge Price shall consist of the Treatment Protocol Purchase Price, as described above and a COST RECOVERY AMOUNT. The Cost Recovery Amount that will be the sum of itemized costs related to manufacturing the Investigational Drug, conducting the Clinical Trials and distributing the Investigational Drug under the Treatment Protocol. The itemized costs and calculation of the Cost Recovery Amount are set out in the Treatment Protocol Pricing Sheet. The Treatment Protocol Charge Price must be authorized by FDA.

               3. FDA Authorization of Charge Price. FFF shall prepare and submit to the FDA a written notification of the proposed Treatment Protocol Charge Price as required under 21 CFR


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 11 of 27

                    Section 312.(d)(2). The Treatment Protocol Charge Price is deemed authorized by the FDA and may be put into effect thirty (30) days after the FDA receives the notification, unless the FDA notifies FFF to the contrary. FFF shall keep Omrix informed in a timely manner of all communications with the FDA regarding authorization of the Treatment Protocol Charge Price.

          c.   Purchase by FFF of Investigational Drug.

               1. Promotion and Advertising. The Parties acknowledge that FDA regulations prohibit commercial promotion or advertising of the Investigational Drug used under the Treatment Protocol (21 CFR Section 312.7(d)(2)). Any informational material used in connection with the Treatment Protocol must be approved by Omrix.

               2. Orders. FFF shall submit quarterly written purchase orders to Omrix for the Investigational Drug to be used under the Treatment Protocol. The amount of FFF's purchase orders shall be based on the quantity of Investigational Drug manufactured by Omrix using recovered plasma obtained under the DCI Contract but shall be subject to the limitations set forth in section 2.5, above. All signed purchase orders must be faxed to Omrix at +972-3-535-0265. Purchase orders shall be signed by an authorized official of FFF and shall specify: (a) the purchase order number; (b) quantities; (c) Treatment Protocol Purchase Price; (d) requested delivery schedule; (e) preferred shipping method; (f) exact "Ship to" address; and (g) any other relevant detail. All purchase orders shall be binding on the Parties only after FFF has received written confirmation of the order from Omrix. Omrix reserves the right to cancel, suspend, refuse, or delay any orders if FFF fails to make payment when due as required in
                    Section 5.4.c.4, below or otherwise fails to comply with the terms and conditions of this Agreement.

               3. Forecasts; Delivery. During the Term of this Agreement, Omrix shall, by November 30th of each calendar year, provide FFF with a non-binding good faith forecast for the following calendar year, broken down into months, for the quantity of the Investigational Drug that Omrix anticipates producing under the DCI Contract. The forecast will be updated every other month, or more frequently, as determined by Omrix. The Parties acknowledge that the actual supply of the Investigational Drug that Omrix is obligated to provide is subject to volumes provided under the DCI Contract. Omrix shall ship the quantity of Investigational Drug ordered, in accordance with the shipping dates set forth in the forecasts. Omrix shall be responsible for payment of the costs of shipping and insurance associated with the delivery the Investigational Drug. Delivery will be FOB at FFF's designated facility in the United States or at any alternative receiving location if agreed in writing by the Parties. Risk of loss in the Investigational Drug shall pass to FFF at the time the Investigational Drug is received by FFF.

               4. Invoices. Omrix shall invoice FFF upon shipment (i.e., when shipped from Omrix's plant) for the Treatment Protocol Purchase Price for all shipped Investigational Drug. The terms for all invoices shall be net 60 calendar days from the invoice date, unless paid within 30 calendar days, which 30-day payments will receive a 2% discount. If FFF disagrees for any reason with the amount of an invoice submitted by Omrix, FFF shall notify Omrix in writing of such disagreement within fifteen (15) calendar days of receipt of such invoice and the Parties shall promptly attempt to resolve the difference.

               5. Payments. FFF shall pay Omrix the Treatment Protocol Purchase Price in US dollars for all received Investigational Drug that is not rejected by FFF under section 2.3.c, above. Payments not received by Omrix when due are subject to a late payment charge at the lower of:
                    (i) one and one half percent (1.5%) per month; (ii) the maximum interest permitted under applicable law. Payments are exclusive of all shipping and distribution costs and Taxes, which shall be borne by FFF. FFF shall pay all Taxes associated with the sale and delivery of all Investigational Drug. All payments to Omrix hereunder


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 12 of 27
                    represent net amounts to be received by Omrix. If any Taxes are found to be applicable to such payments to Omrix and/or if FFF shall be required to deduct, collect, withhold or pay such Taxes, the sum payable to Omrix shall be increased as may be necessary so that after making all required deductions, Omrix receives the amount equal to the sum it would have received had no such deductions been made.

6.   BIOLOGICS LICENSE APPLICATION

     6.1. FFF Responsibilities.

          a. Preparation of BLA. FFF shall be primarily responsible for preparing a clinical study report for the BLA demonstrating the safety, purity and potency of Omrigam NF in patients with primary immune deficiency, in accordance with 21 CFR Section 601.2 (hereafter, the "OMRIGAM NF BLA"). FFF shall consult extensively with Omrix in preparing drafts for review and comment by Omrix and shall obtain from Omrix written approval of a final report for Omrix to submit to the FDA. FFF shall aim to complete the clinical study report as soon as sufficient data are available from the Clinical Trials and the Treatment Protocol to meet FDA requirements.

          b. Costs. FFF shall be responsible for paying all fees and costs associated with preparing and submitting the Omrigam NF BLA to the FDA.

     6.2. Omrix Rights and Responsibilities.

          a. Information. Omrix shall provide to FFF in a timely manner all relevant and material information in Omrix's possession needed by FFF to prepare the Omrigam NF BLA in accordance with 21 CFR
               Section 601.2, including without limitation: data from pre-clinical and clinical studies and statements of compliance with 21 CFR Parts 50, 54 and 56 for all clinical studies.

          b.   Regulatory Compliance.

               1. Omrix shall be responsible for assuring that its manufacturing establishments meet applicable requirements to ensure the safety, purity and potency of Omrigam NF, including compliance with all applicable cGMP requirements.

               2. Omrix shall make its establishments and records available to the FDA and its agents for inspections related to the FDA's consideration and approval of the Omrigam NF BLA. Omrix shall also make samples of Omrigam NF available as requested by the FDA for inspection and assessment.

               3. Omrix shall assure compliance with any required environmental assessment under 21 CFR Part 25.

     6.3. Omrix shall submit the Omrigam NF BLA to the FDA and be responsible for all related communication and correspondence with the FDA. Omrix shall promptly inform FFF of all communications with the FDA related to the Omrigam NF BLA and provide FFF with copies of all written correspondence with the FDA regarding same.

     6.4. Omrix shall be the exclusive owner of the Omrigam NF BLA and, if approved by the FDA, Omrix shall be the exclusive owner of the biologics license for Omrigam NF (hereafter, the "OMRIGAM NF BIOLOGICS LICENSE").


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 13 of 27

7.   REGULATORY FILINGS

     7.1. FFF shall be primarily responsible for preparing and paying all fees and costs associated with all Regulatory Filings. Omrix shall provide FFF with timely assistance and all information necessary to prepare Regulatory Filings as required.

     7.2. All correspondence and contact with the FDA related to Regulatory Filings and work performed under this Agreement shall be through FFF with the exception of the BLA as described in section 6.3 above.

     7.3. Except for data specified under sections 4.4 and 5.3, Omrix shall be the exclusive owner of all Regulatory Filings with the exception of the BLA and Omrigam NF BL, which shall be owned exclusively by Omrix.

8.   RECORDS

     8.1. Recordkeeping.

          a. FFF shall keep complete, accurate and current records and accounts of work performed under this Agreement.

          b. Omrix shall keep complete, accurate and current records and accounts related to performance of its responsibilities under this Agreement.

     8.2. Maintenance of Records. The Parties shall maintain all records and accounts related to work performed under this Agreement and all Regulatory Filings for at least least two (2) years following termination of this Agreement. Thereafter, the parties shall notify each other at least sixty (60) days before destroying or discarding any records. The party receiving such notice may request that the other party send it such records, at the requesting party's expense, upon written notice.

9.   INSPECTIONS AND RECALLS

     9.1. Inspections by Omrix.

          a. FFF shall permit Omrix, at Omrix's expense, to examine FFF's records, books, ledgers and records related to work performed under this Agreement during regular business hours and with five
               (5) business-day prior written notice. Omrix shall bear the expense of such inspections, which shall not exceed one per year.

          b. FFF shall assure that Omrix shall be permitted during the term of this Agreement to conduct monitoring visits of facilities at which Clinical Trials are conducted and at which the Investigational Drug is distributed under the Treatment Protocol. Such monitoring visits shall be conducted at reasonable times during normal business hours with reasonable prior written notice and shall include inspection of case report forms and related raw and clinical data, source documents, informed consent forms and other documents for the purpose of confirming compliance with regulatory requirements and accuracy of data.

     9.2. Inspection by FFF. Omrix shall permit FFF representatives to inspect Omrix's facility and manufacturing processes and to test samples at reasonable times during normal business hours with reasonable prior written notice for the purpose of confirming compliance with the Manufacturing Specifications.

     9.3. Recalls and Withdrawals. At Omrix's request, FFF will recall all Investigational Drug distributed by FFF, as soon as practically possible. In the event of any recall or withdrawal of the


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 14 of 27

          Investigational Drug, whether voluntary (as determined by Omrix in its sole discretion) or involuntary, FFF shall be responsible for all costs in connection therewith if related to the storage or shipment of the Investigational Drug and Omrix shall be responsible for all costs in connection therewith in all other situations. In any case, following notification of a recall, the Parties will cooperate to carry out any required recall.

10.  CONFIDENTIALITY

     10.1. Confidential Information. The Parties agree to protect the confidentiality of all "CONFIDENTIAL INFORMATION." For purposes of this Agreement, Confidential Information shall include all data and information generated or derived as the result of the work performed under this Agreement, the terms and existence of this Agreement, all Regulatory Filings, Omrix Technology, as defined in Section 1.20, above, and any and all materials or information in written, oral, or any other form concerning processes, methods, apparatus, specifications, products, materials, inventions, literature, patents (including applications and rights in either), finances, personnel, including any matters not technically or legally considered trade secrets, and any other information related to the business or activities of any disclosing Party which is not generally known to third parties. Confidential Information shall be designated "Confidential" when disclosed, provided that, if Confidential Information is not marked "Confidential" but, under the circumstances surrounding the disclosure, such information should in good faith to be treated as Confidential Information, the receiving Party shall treat such information as Confidential Information. Confidential Information does not include information that:

          a.   Has been in the public domain prior to such disclosure;

          b. Becomes part of the public domain through no breach of an obligation by the receiving Party or its employees;

          c. Is furnished to the receiving Party by others or by a third party who was or is not under an obligation of confidence to the disclosing Party at the time of the disclosure to the receiving Party;

          d. Is or can be accurately documented to have been independently developed by the receiving Party, provided that information was not acquired directly or indirectly from the disclosing Party; however, the burden of proving that information disclosed by one Party to the other should not be considered "Confidential Information" shall be the receiving Party's; or

          e. Is required to be disclosed pursuant to court order, legal proceeding or as required by law or regulation and the receiving Party first notifies the disclosing Party of the required disclosure.

     10.2. Confidentiality Obligations. The Parties agree to not disclose, resell, transfer or use Confidential Information for any purpose other than performance of work under this Agreement, without the prior written consent of the disclosing Party. This provision shall remain in effect throughout the term of this Agreement and for a period five
          (5) years following the termination of this Agreement. The disclosing Party's Confidential Information provided to the receiving Party shall remain the exclusive property of the disclosing Party and shall be returned promptly to the disclosing Party upon written request or upon termination or expiration of this Agreement. Upon mutual agreement of the Parties, in lieu of returning Confidential Information, a receiving Party may destroy Confidential Information and provide written certification to the disclosing Party that such destruction took place.

     10.3. Permitted Disclosures. Notwithstanding the sections 10.1 and 10.2, above, (i) the Parties may, to the extent necessary, disclose and use Confidential Information to prepare Regulatory Filings, to obtain a Treatment Protocol and approval of a BLA for Investigational Drug, to fulfill all regulatory requirements related to work performed under this Agreement including, without


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 15 of 27
          limitation, correspondence with the FDA, the IRB and officials responsible for research compliance at the Clinical Trial and Treatment Protocol facilities, and to comply with securities and other agency regulations upon advice of counsel and (ii) the Parties may, to the extent necessary, disclose Confidential Information to their affiliates, attorneys, and accountants, or to any potential investor or acquirer of a substantial part of such Party's business (whether by merger, sale of assets, sale of stock, or otherwise) that is bound by a written agreement to keep such terms confidential, or as may be required by law.

11.  INTELLECTUAL PROPERTY

     11.1. Omrix Intellectual Property. All right, title and interest in and to all Omrix Intellectual Property, as defined below, shall be the sole and exclusive property of Omrix. Nothing in this Agreement should be construed to confer upon or grant to FFF any right, title and interest therein.

          a. Under this Agreement, "OMRIX INTELLECTUAL PROPERTY" includes the following: Omrix Technology, as that term is defined in section 1.20; patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; copyrights and registrations and applications for registration thereof; mask works and registrations and applications for registration thereof; computer software, data and documentation; inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and copies and tangible embodiments thereof.

          b. During the Term of this Agreement, Omrix grants to FFF the right and license to use and display Omrix Marks in a manner to be approved in advance by Omrix for the exclusive purpose of performing the work described in this Agreement. Any such use shall inure to the benefit of Omrix and shall be in accordance with Omrix's guidelines or other instructions regarding the use of the Omrix Marks, which Omrix may modify from time to time at its sole discretion. FFF will not make or permit alteration of the Omrix Marks or removal or modification of any notices or other identifying marks placed by Omrix or its agents on Omrigam NF or associated literature. The right granted hereunder is only in connection with the use of Omrigam NF as the Investigational Drug in the Clinical Trials and under a Treatment Protocol.

          c. FFF expressly agrees that the name "Omrix," "Omrigam NF" and any related designs are the sole property of Omrix. It is further understood that there may be in the future other commercial names or marks identified with Omrix's products, and that the same are the property of Omrix. The said names, designs, and other marks are referred to collectively herein as the "OMRIX MARKS" which marks Omrix may, in its sole discretion, revise from time to time. FFF hereby acknowledges and agrees that Omrix shall retain ownership of all intellectual property rights in the Omrix Marks, including, but not limited to, any and all, modifications and derivatives thereto. All rights not expressly granted to FFF herein are reserved by Omrix.

          d. Upon termination or expiration of this Agreement, FFF shall return to Omrix all Omrix Intellectual Property, provided that FFF may retain one copy of any documentation if necessary to comply with regulatory requirements, and that FFF may, in lieu of returning Omrix's Intellectual Property, request permission from Omrix to destroy such property and provide written certification to Omrix of such destruction.


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 16 of 27

     11.2. FFF Intellectual Property. All right, title and interest in and to all FFF Intellectual Property, as defined below, shall be the sole and exclusive property of FFF. Nothing in this Agreement should be construed to confer upon or grant to Omrix any right, title and interest therein.

          a. Under this Agreement, "FFF INTELLECTUAL PROPERTY" includes: trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; copyrights and registrations and applications for registration thereof; mask works and registrations and applications for registration thereof; computer software, data and documentation; inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; and copies and tangible embodiments thereof.

          b. Upon termination or expiration of this Agreement, Omrix shall return to FFF all FFF Intellectual Property, provided that Omrix may retain one copy of any documentation if necessary to comply with regulatory requirements, and that Omrix may, in lieu of returning FFF's Intellectual Property, request permission from FFF to destroy such property and provide written certification to FFF of such destruction

12.  PUBLICITY

     During the term of this Agreement, neither Party shall, without the prior written consent of the other Party, use the other Party's name, trademark, logo, symbol or other image in connection with any products, promotion or advertising, nor disclose the existence or substance of this Agreement except as required by law or permitted under Section 10.

13.  INDEMNIFICATION

     13.1. Omrix shall indemnify, defend and hold harmless FFF and its affiliates and their directors, officers, employees and agents and subcontractors from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses, joint or several, as finally determined by court, regulatory agency, arbitration or under settlement from third party claims arising out of, resulting from, or in any manner caused (i) by breach of this Agreement by Omrix or (ii) by Omrix's wilful misconduct or negligence, or (iii) by the Investigational Drug due to its condition prior to or upon delivery to FFF, or (iv) by infringement of any third party's intellectual property relating to the manufacturing, importing, use or sale of the Investigational Drug. If the Investigational Drug is, or in Omrix's opinion, might be held to infringe as set forth above, Omrix may, at its option and cost, replace or modify the Investigational Drug so as to avoid infringement, or procure the right for FFF to continue the use and sell the Investigational Drug. The indemnification set forth in this section 13.1 shall be FFF's sole remedy and Omrix's sole liability arising out of Claims of infringement.

     13.2. FFF shall indemnify, defend and hold harmless Omrix and its affiliates, and their directors, officers, employees and agents and subcontractors from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses, joint or several, as finally determined by court, regulatory agency, arbitration or under settlement from third party claims arising out of, resulting from, or in any manner caused (i) by breach of this Agreement by FFF or (ii) by FFF's wilful misconduct or negligence, or
          (iii) by the Investigational Drug due to any modification or adulteration of the Investigational Drug occurring after delivery to FFF while under FFF's control and possession and prior to delivery to an Investigator or treating physician.

     13.3. In the event that either Party seeks indemnification (the "INDEMNIFIED PARTY") under the terms of this section, the Indemnified Party shall notify the other Party (the "INDEMNIFYING PARTY"), in writing, of the action, suit, proceeding, claim, liability, demand or assessment giving rise to the


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 17 of 27
          claim for indemnification as soon as reasonably practicable after its assertion. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party's cost, to assume direction and control of the defense of the claim, and shall cooperate as requested (at the expense of the Indemnifying Party), in the defense of the claim. The Indemnified Party shall not settle or otherwise compromise any claims or suit without the prior written consent of the Indemnifying Party.

14.  INSURANCE

     14.1. Insurance.

          a. FFF. FFF shall procure and maintain, at its own expense, in full force and effect at all times during this Agreement insurance coverage written by a responsible insurance carrier, Best Rated A, including general liability, including products liability insurance with limits of not less than $10 million ($10,000,000) per occurrence and $10 million ($10,000,000) in the aggregate.

          b. Omrix. Omrix shall procure and maintain, at its own expense, in full force and effect at all times during this Agreement insurance coverage written by a responsible insurance carrier, Best Rated A, including general liability insurance, including product liability, with limits of not less than $10 million ($10,000,000) per occurrence and $10 million ($10,000,000) in the aggregate.

          c. Clinical Trial Insurance. FFF shall procure and maintain, in full force and effect at all times during this Agreement clinical trial insurance coverage written by a responsible insurance carrier, Best Rated A, with limits of $10 million ($10,000,000) per occurrence and $10 million ($10,000,000) in the aggregate. The cost of such insurance will be shared equally by the Parties.

          d. General Requirements. Each Party's insurance policy referred to above shall name both Parties hereto as additional insureds and will provide for at least thirty (30) days prior written notice to the other Party of the cancellation or substantial adverse modification thereof. Each Party shall deliver a certificate of such insurance to the other Party promptly upon issuance of the policy and shall, from time to time as reasonably requested by such other Party, furnish such other Party with evidence of the maintenance thereof. If any of the insurance policies described herein are written on a claims made basis, the applicable party maintaining such insurance agrees either to (a) continue to purchase such coverage or (b) purchase an extended reporting period endorsement ("tail" insurance), in either instance for the entire term as defined in section 15.1, below ("TERM") of this Agreement, and for a period of two (2) years after the end of such Term to cover claims that might arise from the Clinical Trials or patients who receive the Investigational Drug under the Treatment Protocol.

     14.2. Subject Injuries. Omrix shall be responsible for the cost of reasonable and necessary medical care required by any subject or patient who receives the Investigational Drug under this Agreement for any injury that is the immediate and direct result of use of the Investigational Drug ("SUBJECT INJURIES"), excluding costs that arise directly from: a) an Investigator's failure to adhere to the terms of the Clinical Trial or the Treatment Protocol; or b) negligence or willful misconduct on the part of FFF, the CRO or the Investigator. FFF shall be responsible for the cost of reasonable and necessary medical care for all other Subject Injuries for which Omrix is not responsible under this section 14.2.

15.  TERM AND TERMINATION

     15.1. Term. The Term of this Agreement shall begin on the Effective Date and shall remain in effect until approval of the Omrigam NF BLA unless terminated sooner as provided this section 15.


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 18 of 27

     15.2. Termination by Either Party. Either Party may terminate this Agreement by giving the other Party written notice if any of the following occurs:

          a. If a Party materially breaches, or materially fails to perform, its obligations under this Agreement and fails to cure such breach or nonperformance within thirty (30) days after receiving written notice thereof, the non-breaching Party in its sole discretion may terminate this Agreement upon prior notice to the defaulting Party;

          b. If the Treatment Protocol is not approved within TWO (2) MONTHS from when the Treatment Protocol was received by the FDA; or if the Treatment Protocol is approved by the FDA and (i) approval is subsequently revoked or (ii) the Treatment Protocol is placed on clinical hold and the Treatment Protocol cannot be reinstated without undue hardship to either Party;

          c. The FDA withdraws the FFF IND or places the FFF IND on clinical hold and the IND cannot be reinstated without undue hardship to either Party; or

          d. The other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other Party makes or executes any assignment for the benefit of creditors, or a receiver is appointed to control the business of the other Party.

     15.3. Termination by FFF. FFF may terminate this Agreement by giving Omrix written notice if any of the following occurs:

          a. FFF's out-of-pocket expenses for conducting the Clinical Trials exceeds *** (unless Omrix is willing to bear the excess cost);

          b. Omrix fails to supply the Investigational Drug in accordance with sections 2, 4.3 and 5.2 of this Agreement and Omrix fails to remedy such failure within three (3) months of receiving a written request from FFF to remedy such failure;

          c. Approval of the BLA appears unlikely due to the occurrence of a serious or life-threatening adverse event, as defined in 21 CFR
               Section 312.32, that is related to the Investigational Drug as shipped by Omrix or Omrix has not submitted the BLA within one hundred twenty (120) days from the date that FFF has provided Omrix with all data under FFF's responsibility necessary for the BLA, including all clinical data and the final clinical study report;

          d. On or after September 1, 2007, (i) the BLA has not been approved due to the fact that the Clinical Trials have not demonstrated the effectiveness of the Investigational Drug or (ii) the BLA has not been approved due to adverse regulatory action against Omrix or the facility at which the Investigational Drug is manufactured or (iii) Omrix has not completed the facility expansion to enable the production of *** grams of the Investigational Drug per year;

          e. If the Treatment Protocol Charge Price is less than *** per gram or after FDA approval of the Treatment Protocol but prior to approval of the BLA, subject to payment by FFF to Omrix of (a) all then outstanding orders issued to Omrix hereunder, plus (b) up to a maximum amount of *** for the Investigational Drug supplied by Omrix for the Clinical Trials at the Treatment Protocol Purchase Price, plus fulfillment of the responsibilities set forth in Section 2.9.

     15.4. Effect of Termination. Upon expiration in accordance with section 15.1, above, or receipt by either Party of written notice of termination of this Agreement in accordance with sections 15.2 or 15.3, (a) the Clinical Trials shall be closed to enrollment and no additional Investigational Drug shall be dispensed to enrolled subjects or to patients under the Treatment Protocol; and (b) each Party shall within thirty (30) days return or destroy all Confidential Information in accordance with section 10, above, and Intellectual Property in accordance with Section 11, above. Notwithstanding the foregoing, upon termination of this Agreement, upon request by


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 19 of 27

          Omrix, FFF shall assist Omrix as necessary to transfer to Omrix the sponsorship of FFF IND, and all associated contracts (e.g., the CRO agreement), and shall provide to Omrix all data and information associated with the Clinical Trials and the Treatment Protocol. Upon a termination of this Agreement, FFF agrees to transfer ownership of all such data and information to Omrix, provided that if FFF terminates this Agreement due to the breach of Omrix under Section 15.2.a, then the ownership of such data will only be transferred to Omrix upon payment by Omrix of FFF's out-of-pocket expenses incurred conducting the Clinical Trials.

16.  INDEPENDENT CONTRACTORS.

     The relationship between the Parties established by this Agreement is that of independent contractors, and nothing herein shall be construed to constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Neither Party shall have any authority to obligate the other in any respect nor hold itself out as having any such authority.

17.  LIMITED WARRANTY; LIMITATION OF LIABILITY.

     17.1. Limited Warranty. Omrix warrants that all Investigational Drug will materially meet the Manufacturing Specifications, as defined in
          Section 1.17, above, at the time that the Investigational Drug is delivered to FFF. EXCEPT AS EXPRESSLY SET FORTH IN THE PRECEDING SENTENCE, THE INVESTIGATIONAL DRUG IS PROVIDED "AS IS", AND NO OTHER WARRANTIES, EITHER EXPRESSED OR IMPLIED, ARE MADE WITH RESPECT TO THE INVESTIGATIONAL DRUG, INCLUDING, WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FFF'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE FOREGOING LIMITED WARRANTY WILL BE, AT OMRIX'S OPTION, REPLACEMENT OF THE INVESTIGATIONAL DRUG OR REFUND THE AMOUNT PAID, IF ANY.

     17.2. EXCLUSION OF DAMAGES. EACH PARTY SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY UNDER THIS AGREEMENT OR FROM DEFECTS IN OR USE OF THE INVESTIGATIONAL DRUG UNDER ANY THEORY OF LIABILITY, EVEN IF A PARTY IS INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO DAMAGES AWARDED IN THE CASE OF PERSONAL INJURY OR DEATH OR FOR BREACH OF CONFIDENTIALITY.

     17.3. LIABILITY CAP. TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT WILL EITHER PARTY'S LIABILITY IN CONNECTION WITH THE INVESTIGATIONAL DRUG OR THIS AGREEMENT EXCEED $10,000,000. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE. THIS LIMITATION SHALL NOT APPLY TO AMOUNTS OWING FOR REQUIRED PURCHASES OF THE INVESTIGATIONAL DRUG BY FFF UNDER THIS AGREEMENT, INCLUDING AS REQUIRED UNDER THE DCI CONTRACT. THE FOREGOING LIMITATIONS IN THIS
          SECTION 17.3 SHALL NOT APPLY TO DAMAGES AWARDED IN THE CASE OF PERSONAL INJURY OR DEATH OR INFRINGEMENT UNDER SECTION 13.

18.  ASSIGNMENT AND DELEGATION

     This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either Party shall be permitted to assign this Agreement, without the other Party's consent, to an affiliate or a company acquiring all or substantially all of the first Party's relevant assets, voting stock or business to which this Agreement relates, upon written notice to the other Party.


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 20 of 27

     Such assignment shall be subject to the assignee agreeing in writing to assume the benefits and obligations of this Agreement. Any assignment made without prior written consent, if such consent is required, shall be wholly void and invalid. If a party is reorganized in such a manner that a substantial portion of the assets of the party are transferred to an Affiliate, then such party shall require such Affiliate to guaranty the performance of such party's obligations under this Agreement. Anything to the contrary herein notwithstanding, each Party agrees that the right and obligations under this Agreement of the other Party may, from time to time, be exercised or performed, as the case may be, in whole or in part by Affiliates of such Party; provided that each Party shall remain liable for any such obligations delegated to its Affiliates. As used in this section 18, "Affiliate" means any entity controlled by, controlling, or under common control with a party to this Agreement, through ownership or control of more than 50% of the voting power of the shares or other means of ownership or control, provided that such control continues to exist.

19.  GOVERNING LAW AND VENUE

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles. Any action or proceeding arising out of this Agreement permitted to be brought in court under section 20.2 will be litigated in courts located in New York. Each Party consents and submits to the jurisdiction of any local, state, or federal court located in New York for this purpose.

20.  DISPUTE RESOLUTION

     20.1. Initial Efforts. The Parties agree to use their best efforts to resolve any controversy or claim arising out of or relating to this Agreement through good faith negotiations for a thirty (30) day period, unless otherwise agreed by the parties.

     20.2. Arbitration. The Parties agree that any dispute, controversy or claim that is not resolved under section 20.1, above, shall be settled by binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall be conducted in New York City, in the English language. The arbitration shall be conducted by a sole arbitrator who shall be appointed by mutual agreement of the Parties. The Arbitrator shall be appointed by agreement of the Parties; provided, if the Parties fail to agree upon the Arbitrator within thirty (30) days of notice of arbitration provided by either Party, the Arbitrator shall be appointed by the American Arbitration Association. Upon rendering an award or a decision, the Arbitrator shall set forth in writing the basis of such award or decision. The Arbitrator's awards and decisions shall be final and binding upon the Parties. Judgment on the award or any other final or interim decision rendered by the Arbitrator may be entered, registered or filed for enforcement purposes in any court having jurisdiction thereof. The Parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties, unless otherwise specified by the arbitrator. Each Party shall bear the cost of its own attorneys' and expert fees; provided that the arbitrator(s) may in their discretion award to the prevailing Party the costs and expense incurred by the prevailing Party in connection with the arbitration proceeding.

     20.3. Attorney Fees. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Agreement, including but not limited to any proceeding brought under the US Bankruptcy Code, the prevailing Party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing Party's reasonable attorneys' fees and other fees, costs, and expenses of every kind.


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 21 of 27

21.  WAIVER

     The failure of either Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. The observance of any provision of this Agreement may be waived (either generally or in any particular instance) only with the written consent of the waiving Party.

22.  AMENDMENTS.

     No alteration or amendment of this Agreement, including change in the Clinical Trial protocols or the Treatment Protocol, shall be valid unless agreed to in writing by both Parties.

23.  SEVERABILITY

     The Parties agree that it is the intention of neither Party to violate any public policy, statutory or common laws, and governmental or supranational regulations; that if any sentence, paragraph, clause or combination of the same is in violation of any applicable law or regulation, or is unenforceable or void for any reason whatsoever, such sentence, paragraph, clause or combinations of the same shall be inoperative and the remainder of the Agreement shall remain binding upon the Parties.

24.  FORCE MAJEURE

     Neither Party shall be liable to the other in damages for, nor shall this Agreement be terminable by reason of, any delay or default in such Party's performance hereunder, if such delay or default is caused by conditions beyond such Party's control including, but not limited to, acts of God, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts, epidemic or failure of suppliers, public utilities or common carriers. Each Party agrees to promptly notify the other Party of any event of force majeure under this section 24 and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event.

25.  NOTICES

     25.1. All notices and other communications required or desired to be given or sent by one Party to the other Party shall be in writing, in the English language, and shall be deemed to have been given:

          a. On the date of delivery, if delivered to the persons identified below,

          b. Five (5) calendar days after mailing if mailed, with proper postage, by certified or registered airmail, postage prepaid, return receipt requested, addressed as set forth below,

          c. On the date of receipt if sent by telex or telecopy, and confirmed in writing by the person identified in section 25.2, below, or

          d. Two (2) business days after delivered to an internationally recognized overnight courier service marked for overnight delivery.

     25.2. Notices shall be addressed to the following addresses:


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 22 of 27

TO FFF:                                TO OMRIX:

FFF Enterprises, Inc.                  Omrix Biopharmaceuticals, Ltd
41093 County Center Drive              MDA Blood Center,
Temecula, CA 92651                     Tel Hashomer Hospital,
Attn: Patrick M. Schmidt, President    Tel Aviv 52621 Israel
                                       Attn: Robert Taub, President and CEO
Phone: (951) 296-2500
Fax: (951) 296-2565                    Phone: +972 3 531 65 31
Email: pms@fffenterprises.com          Fax: +972 3 535 02 65
                                       Email: robert.taub@omrix.com

With a copy to:                        With a copy to:

Karen N. Winnett, Esq.                 Ronen Bezalel, Adv.
Preston Gates & Ellis LLP              Meitar, Liquornik, Geva & Leshem,
1900 Main Street                       Brandwein
Suite 600                              16 Abba Hillel Silver Road
Irvine, CA 92614                       Ramat Gan 52506
                                       Israel

26.  ENTIRE AGREEMENT

     This Agreement and the Supply and Distribution Agreement: Commercial Phase, inclusive of all exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, understandings, writings and discussions between the Parties. The Parties acknowledge and agree that neither of the Parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein. It is agreed that no usage of trade or other regular practice or method of dealing between the Parties hereto shall be used to modify, interpret, supplement, or alter in any manner the terms of this Agreement. This Agreement may not be changed in any way except by an instrument in writing signed by both Parties.

27.  SURVIVAL OF CERTAIN PROVISIONS

     The terms of any section of this Agreement that by their nature survives termination or expiration of this Agreement shall survive the termination or expiration of this Agreement, including without limitation sections 8 (Records), 10 (Confidentiality) 11 (Intellectual Property), 13 (Indemnification), 14 (Insurance), 17 (Limited Warranty; Limitation of Liability), 19 (Governing Law and Venue), 20 (Dispute Resolution) and 25 (Notices).

[Signatures appear on following page.]


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 23 of 27

IN WITNESS WHEREOF, the authorized officers of the each of the Parties have executed this Agreement by their signatures below.

OMRIX BIOPHARMACEUTICALS, LTD.          FFF ENTERPRISES, INC.


By: /s/ Robert Taub                     By: /s/ Patrick M. Schmidt
    ---------------------------------       ------------------------------------
    Signature                               Signature
Name:                                   Name: Patrick M. Schmidt
      -------------------------------   Title: President
Title:                                  Date: December 21, 2005
       ------------------------------
Date:
      -------------------------------

EXHIBITS
Exhibit A. Supply and Distribution Agreement: Commercial Phase
Exhibit B. DCI Contract
Exhibit C. Treatment Protocol Pricing Sheet


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 24 of 27

                                    EXHIBIT A

               SUPPLY AND DISTRIBUTION AGREEMENT: COMMERCIAL PHASE


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 25 of 27

                                    EXHIBIT B

                                  DCI CONTRACT


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 26 of 27

                                    EXHIBIT C

                        TREATMENT PROTOCOL PRICING SHEET


FFF - Omrix Agreement: Investigational Phase      CONFIDENTIAL     Page 27 of 27